AMENDMENT NO.  3 AND WAIVER TO
CREDIT AGREEMENT

AMENDMENT NO.  3 AND WAIVER, dated as of September 4, 2015 (this "Amendment and Waiver") to the CREDIT AGREEMENT dated as of August 5, 2011, by and between CVD EQUIPMENT CORPORATION, a New York corporation (the “Company”) and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association (the “Bank”) (as amended, restated, supplemented or otherwise modified, from time to time, the "Credit Agreement").

RECITALS

The Company has requested that the Bank, and the Bank has agreed to amend, and waive compliance with, certain provisions of the Credit Agreement, subject to the terms and conditions of this Amendment and Waiver.

Accordingly, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.           Amendments.

                      (a)   The definition of the term “Revolving Credit Commitment Termination Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

         "Revolving Credit Commitment Termination Date” shall mean September 1, 2018.

(b)     The definition “Fixed Charge Coverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Fixed Charge Coverage Ratio” shall mean the ratio of (a) EBITDA minus Unfunded Capital Expenditures minus dividends and/or distributions minus cash taxes plus (i) beginning with the fiscal year ended 12/31/14 and continuing with respect to the four fiscal quarters ending 3/31/15, 6/30/15 and 9/30/15 only, the sum of $4,925,000 relating to the settlement with Taiwan Glass Industrial Corp plus (ii) with respect to the fiscal quarter in which a conclusion of the Arbitration Demand and Complaint (the “Arbitration”) filed for the benefit of creditors of CM Manufacturing, Inc., f/k/a Stion Corporation, is reached and reported, provided that such Arbitration is concluded by no later than the fiscal quarter ending March 31, 2016, and for the three (3) immediately following fiscal quarters, amounts payable by the Company in connection with the Arbitration, including awards,  settlement amounts, legal fees and expenses and all other fees and expenses; provided, however,  for purposes of this clause (v) such amounts shall not exceed $8,000,000 in the aggregate to (b) the sum of (i) the Current Portion of Long Term Debt minus (ii) Cash Secured Debt plus (iii) Interest Expense, each determined on a consolidated basis for the Company and its Subsidiaries, as determined at the end of each fiscal quarter.  All of the foregoing categories shall be determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis and shall be calculated (without duplication) with respect to the four fiscal quarters ending on or most recently ended prior to the date of determination thereof with the exception of the Current Portion of Long Term Debt, which shall be calculated based upon the next succeeding four fiscal quarters.

                      (c)           Article IV of the Credit Agreement is hereby amended to add a new Section 4.20 at the end thereof as follows:

Section 4.20.  Additional Representations.

(a)           None of the Company, any of its Subsidiaries, nor to the knowledge of the Company,{ } any director or officer, or any employee, agent, or Affiliate, of the Company or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, "Sanctions"), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Cuba, the Crimea region of Ukraine, Iran, North Korea, Sudan and Syria.

(b)           None of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the "UK Bribery Act") and the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA").  Furthermore, the Company and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c)           The Company and its Subsidiaries are in compliance in all material respects with all relevant export, re-export and import laws applicable to the Company or such Subsidiary, as the case may be. None of the Company or any of its Subsidiaries have, in violation of any applicable export or re-export laws (including, without limitation, such laws and regulations promulgated or enforced by the United States Department of Treasury, United States Department of Commerce, or United States Department of State),shipped or provided (nor are they currently shipping or providing) any item for delivery or services in or to, a country, entity or individual.The Company and its Subsidiaries are not currently in violation of any export or re-export laws.

                      (d)           Article VI of the Credit Agreement is hereby amended to add the following new Section 6.15 at the end thereof:

Section 6.15.                      Use of Proceeds.

(a)           The Company will not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of facilitating the activities of any person, or in any country or territory, in violation of the applicable requirements of the U.S. Export Administration Regulations, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency.

(b)           In addition, the Company will not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as underwriter, advisor, investor or otherwise).  No part of the proceeds of the Loans or any Letter of Credit will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

                      (e)           Section 7.13(a) of the Credit Agreement is hereby deleted and the text “Reserved” is inserted in place thereof.

2.           Waiver.  The Bank hereby waives compliance with Section 7.13(b) of the Credit Agreement, Fixed Charge Coverage Ratio, for the fiscal year ended December 31, 2014.

3.      Conditions of Effectiveness. This Amendment and Waiver shall become effective as of the date hereof, upon receipt by the Bank of this Amendment and Waiver, duly executed by the Company.

4.         Conforming Amendments and Waiver.  The Credit Agreement, the Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing, shall each be deemed to be amended, waived and supplemented hereby to the extent necessary, if any, to give effect to the provisions of this Amendment and Waiver.  The Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms.

5.	Representations and Warranties.

The Company hereby represents and warrants to the Bank as follows:

(a)           After giving effect to this Amendment and Waiver (i) each of the representations and warranties set forth in Article IV of the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on and as of the date of this Amendment and Waiver except to the extent such representations or warranties relate to an earlier date in which case they shall be true and correct in all material respects as of such earlier date, and (ii) no Default or Event of Default has occurred and is continuing as of the date hereof or shall result from after giving effect to this Amendment and Waiver.

(b)           The Company has the power to execute, deliver and perform this Amendment and Waiver and each of the other agreements, instruments and documents to be executed by it in connection with this Amendment and Waiver.  No registration with or consent or approval of, or other action by, any Governmental Authority is required in connection with the execution, delivery and performance of this Amendment and Waiver and the other agreements, instruments and documents executed in connection with this Amendment and Waiver by the Company, other than registration, consents and approvals received prior to the date hereof and disclosed to the Bank and which are in full force and effect.

(c)           The execution, delivery and performance by the Company of this Amendment and Waiver and each of the other agreements, instruments, and documents to be executed by it in connection with this Amendment and Waiver, (i) have been duly authorized by all requisite corporate action, and (ii) will not violate  (A) any provision of law applicable to the Company, any rule or regulation of any Governmental Authority applicable to the Company or (B) the certificate of incorporation, by-laws, or other organizational documents, as applicable, of the Company.

                   (d)           This Amendment and Waiver has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally and by equitable principles of general application, regardless of whether considered in a proceeding in equity or at law.

                   (e)           There have been no changes to the Certificate of Incorporation or Bylaws of the Company, previously delivered to the Bank on August 5, 2011, and there is no plan or proceeding for the dissolution or liquidation of the Company.

6.           Miscellaneous.

           Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Credit Agreement.

           The amendments and waiver herein contained are limited specifically to the matters set forth above and do not constitute directly or by implication an amendment or a waiver of any other provision of the Credit Agreement or a waiver of any Default or Event of Default which may occur or may have occurred under the Credit Agreement.

           This Amendment and Waiver may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Amendment and Waiver.

           THIS AMENDMENT AND WAIVER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

           This Amendment and Waiver shall constitute a Loan Document.

           7.           Reaffirmation.

The Company hereby: (a) acknowledges and confirms that, except as amended by this Amendment and Waiver, (i) all terms and provisions contained in the Credit Agreement and the other Loan Documents are, and shall remain, in full force and effect in accordance with their respective terms and (ii) the liens heretofore granted, pledged and/or assigned to the Bank as security for the Company’s Obligations under the Notes, the Credit Agreement and the other Loan Documents shall not be impaired, limited or affected in any manner whatsoever by reason of this Amendment and Waiver and the Company further acknowledges that such liens shall secure all of the Obligations of the Company; (b) reaffirms and ratifies all the representations and covenants contained in each Loan Document; and (c) represents, warrants and confirms the non-existence of any offsets, defenses, or counterclaims to its obligations under the Credit Agreement and the other Loan Documents.

[the next page is the signature page]

           IN WITNESS WHEREOF, the Company and the Bank have caused this Amendment and Waiver to be duly executed by their duly authorized officers, all as of the day and year first above written.

CVD EQUIPMENT CORPORATION

By:      /s/ Glen Charles
Name:   Glen Charles
Title:     Chief Financial Officer

HSBC BANK USA, NATIONAL ASSOCIATION

By:     /s/ Robert Kruger
Name:    Robert Kruger
Title:      Vice President